Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of January 2001, (the “Effective Date”) by and between Iowa State Bank and Trust Company, Iowa City, Iowa, an Iowa corporation (the “Bank”) and Charles N. Funk (“Executive”).

RECITALS

A. During years of service in the banking industry, Executive has acquire considerable experience in the management of the banking business and knowledge of bank operations.

B. Bank now wishes to employ Executive as an officer of the Bank for specified term, and Executive wishes to be so employed upon the terms and conditions hereinafter set forth.

AGREEMENT

In consideration of the foregoing premises and the mutual promises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Position and Duties. During the Term (as defined below), the Bank employs Executive and Executive agrees to serve the Bank as its President and Chief Executive Officer and in such other capacities as the board of directors of the Bank (the “Board of Directors”) may designate from time to time. Executive agrees that for the Term, he shall: (a) assume all responsibilities of President and CEO of the Bank; (b) devote his full business time and attention to his duties and responsibilities hereunder; (c) not accept other employment or render or perform other services for compensation except as may be approved in advance by the Bank; and (d) perform such other duties during the Term as are from time to time assigned to him by the Board of Directors. Executive agrees to serve the Bank faithfully in the conduct of its business and to use his best efforts to promote such business and the success of the Bank throughout the Term.

Section 2. Compensation. As compensation for the services to be provided by Executive hereunder, Executive shall receive the following compensation and other benefits:

(a) Base Compensation. Executive shall receive an aggregate annual minimum base salary at the rate of One Hundred Seventy Five Thousand Dollar ($175,000.00) payable in installments in accordance with the regular payroll schedule of the Bank. Such base salary shall be subject to annual review by the Board of Directors commencing for the year 2002 and shall be maintained for increased during the term hereof in accordance with the Bank’s established management compensation policies and plans or as otherwise determined by the Board of Directors.

(b) Performance Bonus. Executive shall be eligible to receive a performance bonus (the “Performance Bonus”) for each calendar year of the Term to be paid not later than 60 days after the end of each calendar year. The Performance Bonus shall be for an amount to be determined by the Bank’s Board of Directors, in its sole discretion. It will be awarded to Executive, if earned, in accordance with criteria the Board of Directors may establish in its sole discretion, with reasonable opportunity for input from Executive. The Performance Bonus shall be prorated for any partial year of employment. For the 2001 calendar year, the Performance Bonus, if earned, shall be up to $20,000.00.

(c) Reimbursement of Expenses. Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his duties and for participation and attendance at meetings, seminars, conventions and committee assignments, all substantially in accordance with policies of the Bank as adopted, from time to time, by the Board of Directors.

(d) Other Benefits. Executive shall be entitled to participate in all plans and benefits generally accorded to employees of the Bank including, but not limited to, defined benefit, 401(k), medical and hospitalization, term life insurance and disability insurance, all substantially in accordance with such plans as have been adopted by the Board of Directors and as such plan may be from time to time amended, added to or discontinued.

(e) Vacations. Executive shall be entitled to an annual vacation of four weeks in accordance with the vacation policy of the Bank, which vacation shall be taken at a time or times mutually agreeable to the Bank and Executive.

(f) Withholding. The Bank shall be entitled to withhold from amounts payable to Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Bank shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount of requirement of any such withholding.

(g) Relocation Expenses. The Bank will pay reasonable expenses incurred in connection with house hunting trips as well as reimbursement for packing and moving expenses to Iowa City upon submission of appropriate vouches and supporting documentation. It is anticipated that the Executive will have moved to and be in residence in the Iowa City area no later than July 1, 2001. During the transition, the Bank will pay 100% of the Executive’s reasonable temporary living quarters expenses (rent and utilities) through February 1, 2001 and 90% of such expenses until the Executive has relocated to the Iowa City area, but not past July 1, 2001. The Executive shall provide an itemized statement as it relates to all such expenses. The Bank shall pay required realtor fees incurred to sell the Executive’s present home. The Bank shall also pay required origination fees to obtain a real estate mortgage on a new home in the Iowa City area.

Section 3. Confidentiality and Loyalty. Executive acknowledges that during the course of his employment he may produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively “Confidential Information”) regarding the Bank and its holding company subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Bank, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the business of the Bank which Executive shall prepare or use shall be and remain the sole property of the Bank, shall not be removed from the Bank’s premises without written consent of the Chairman of the Board of Directors, and shall be promptly returned to the Bank upon termination of Executive’s employment hereunder. Executive agrees to abide by the Bank’s policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Bank, its holding company, subsidiaries and affiliates.

Section 4. Opportunity for Additional Retirement Income. If Executive remains an employee on the first anniversary of the Effective Date, he will thereafter be offered participation in an executive, non-qualified, supplemental retirement income plan similar to the terms and conditions provided to other key executives, which will provide for payment of retirement income of $25,000.00 annual for 15 years beginning at the age of 65 years. The retirement income will be conditioned upon (i) employment with the Bank until age 60, (ii) a non-competition covenant applicable for any termination of employment after age 60 until benefits commence and during the period of benefit payments, and (iii) such other conditions as have been contained in similar supplemental retirement income agreement with other key executive employees of the Bank.

Section 5. Opportunity for Stock Ownership. Upon the execution of this Agreement, Executive shall be granted the option to purchase up to 1600 shares of the common voting stock of ISB Financial Corp. upon such terms and conditions as are contained in the Stock Option Agreement attached hereto as Exhibit A and the Stock Option Plan approved by the Board of Directors and shareholders as referred to in said Stock Option Agreement.

Section 6. Term and Termination.

(a) Term. Executive’s employment hereunder shall be for term of one year commencing on the Effective Date and shall automatically extend for one additional year on each subsequent anniversary of the Effective Date unless terminated by either party as provided herein (the “Term”).

(b) Termination Upon Notice. Either Bank or Executive may terminate this Agreement at any time upon 60 days prior written notice to the other. Upon the Bank’s giving such notice, the Bank may elect to terminate the Executive’s duties immediately so long as salary and benefits are continued through the 60 day notice period.

(c) Termination Upon Acquisition. If at any time the Executive’s employment by the Bank is terminated or not continued as the result of an acquisition of substantially all of the Bank’s assets or stock (or the stock of the company holding the Bank’s stock), the Bank shall pay Executive an amount equal to two years of the Executive’s then base salary and pay for up to twelve months of job placement services.

1) Payment to Executive will be made on a monthly basis, without interest, during the two years following termination. At the election of the Bank, payment may be made in a lump sum or otherwise prepaid. Such payments shall not be reduced in the event Executive obtains other employment following the termination of employment by the Bank.

2) If the Bank is not in compliance with its minimum capital requirements or if the payments required under subparagraph (1) above would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.

3) Such payments and paid job placement services shall immediately cease upon Executive’s violation of the restrictions in Section 3 and/or 7(a) of this Agreement.

(d) Termination for Cause. This Agreement may be terminated by Bank at any time for cause as hereinafter defined. “Cause” shall mean: (i) a material violation by Executive of any applicable material law or regulation respecting the business of the Bank; (ii) Executive being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of the Bank, or which disqualifies Executive from serving as an officer or director of the Bank; (iii) the willful or negligent failure of Executive to perform his duties hereunder in any material respect; or (iv) a regulatory removal of the Executive resulting from the improper, wrongful or illegal acts of the Executive.

(e) Termination Upon Death. This contract shall terminate upon Executive’s death.

(f) Termination Upon Disability. The Bank may terminate Executive’s employment if Executive is unable, due to illness or injury, to substantially perform his regular duties hereunder for a period of 90 consecutive days or is otherwise determined to be disabled under the Bank’s then current disability plan (“Executive’s Disability”).

(g) Payments Upon Termination. Unless otherwise provided for herein or in employee benefit plans applicable to Executive, upon termination of this Agreement Executive (or his estate in the event of death) shall be paid only such amounts due or accrued up to the date of termination.

Section 7. Non-Competition Covenant.

(a) Restrictive Covenant. The Bank and Executive have jointly reviewed the customer lists and operations of the Bank and have agreed that the primary service area of the Bank’s lending, deposit taking, trust, investment and other services in which the Executive has and will actively participate extends within the area which encompasses Johnson County, Iowa, and all contiguous counties (the “Restricted Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Section 2, Executive agrees that, except with the express prior written consent of the Bank, for a period of two years after the termination of Executive’s employment with the Bank (The “Restrictive Period”), the Executive will not (i) directly or indirectly compete with the business of the Bank by serving as an employee, officer, director or agent of or consultant to any person or entity that owns or operates an office of a bank, savings and loan association, credit union, securities broker or similar financial institution (a “Financial Institution”) within the Restricted Area, (ii) directly or indirectly solicit or induce, or attempt to solicit or induce, any employee of the Bank to terminate employment for the Bank and to become an employee, officer, director, agent or consultant for a Financial Institution that owns or operates an office in the Restricted Area; or (iii) directly or indirectly solicit or induce, or attempt to solicit or induce, any person or entity that was a customer of the Bank during the Term to become a customer for a Financial Institution that owns or operates an office in the Restricted Area (all of the foregoing being the “Restrictive Covenant”). If Executive violates the Restrictive Covenant and the Bank brings legal action for injunction or other relief, the Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this Section 7(a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive. The foregoing Restrictive Covenant shall not prohibit Executive from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the National Association or Securities Dealers Automated Quotation System which do not represent more then two percent (2%) of the outstanding capital stock of any Financial Institution.

(b) Remedies for Breach of Confidentiality, Loyalty or Restrictive Covenant. Executive acknowledges that the restrictions contained in Section 3 and 7(a) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Bank, that any violation of these restrictions would cause substantial injury to the Bank and such interests, that the Bank would not have entered into this Agreement with Executive without receiving the additional consideration offered by Executive in binding himself to these restrictions and that such restrictions were a material inducement to the Bank to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with him, as the case may be.

Section 8. Interest in Assets. Neither Executive nor his estate shall acquire hereunder any rights in funds or assets of the Bank otherwise than by and through the actual payment of amounts payable hereunder; no shall Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise Executive.

Section 9. General Provision.

(a) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Executive, the Bank and his and its respective personal representatives, successors and assigns, and any successor or assign of the Bank shall be deemed “the Bank” hereunder.

(b) Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Executive and the Bank.

(c) Enforcement and Governing Law. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the state of Iowa without reference to the law regarding conflicts of law.

(d) Legal Fees. All reasonable legal fees paid or incurred by a party to this Agreement pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the party who is unsuccessful on the merits pursuant to a legal judgment.

(e) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(f) Severability of Provisions. If for any reason any paragraph, term or provision of this Agreement is held to be invalid or unenforceable, all other valid provisions hereof shall remain in full force and effect and all of the terms, provisions and paragraphs of this Agreement shall be deemed to be severable in nature. If for any reason any provision containing restrictions set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, any such provision shall not be determined to be null, voice and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

(g) Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt request, postage prepaid; and if to the Bank, addressed to the principal headquarters of the Bank, attention: Chairman; or, if to Executive, to the address set forth below Executive’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

IOWA STATE BANK AND TRUST COMPANY, IOWA CITY, IOWA		EXECUTIVE

By:	/s/ W. Richard Summerwill	/s/ Charles N. Funk
	W. Richard Summerwill Chairman	Charles N. Funk